Exhibit 99.2

JARDEN CORPORATION

Reconciliation of GAAP to Non-GAAP

For the quarters ended March 31, 2014 and 2013

	in millions

	For the quarters ended
	March 31, 2014	March 31, 2013

Reconciliation of Non-GAAP measure:

Net income (loss)	$3.7	$(4.4)
Income tax provision (benefit)	5.5	(5.4)
Interest expense, net	54.0	49.6
Loss on early extinguishment of debt	—	17.1
Depreciation and amortization	45.6	37.7

Earnings before interest, taxes, depreciation and amortization (EBITDA)	108.8	94.6

Other adjustments:
Fair market value adjustment to inventory	—	5.0
Venezuela foreign exchange-related charges	4.0	29.0
Restructuring costs, net	0.3	—
Acquisition-related and other costs	13.2	—

As Adjusted EBITDA (Segment Earnings)	$126.3	$128.6

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, certain acquisitions and exited businesses from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the quarter ended March 31, 2014:

	For the quarter ended March 31, 2014
	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Eliminations	Consolidated

Reconciliation of Non-GAAP measure:
Net sales growth	40.1%	(5.3)%	(1.6)%	4.8%	8.5%	9.6%
Foreign exchange impacts	0.9%	3.0%	1.3%	(0.4)%	—	1.5%
(Acquisitions)/exited businesses, net	(37.2)%	—	—	—	—	(10.5)%

Organic net sales growth	3.8%	(2.3)%	(0.3)%	4.4%	8.5%	0.6%

Gross margins
	For the quarters ended March 31,
			Increase/
	2014	2013	(Decrease)
Gross margins, as reported	29.7%	28.1%	1.6%
Fair market value adjustment to inventory	—	0.3%	(0.3)%
International manufacturing rationalization and other	0.7%	—	0.7%

Adjusted gross margins	30.4%	28.4%	2.0%

Selling, general and administrative expenses (SG&A) as a % of net sales
	For the quarters ended March 31,
			Increase/
	2014	2013	(Decrease)
SG&A as a % of net sales, as reported	26.0%	24.5%	1.5%
Acquisition-related and other costs	(0.1)%	—	(0.1)%
Venezuela foreign exchange-related charges	(0.2)%	(1.9)%	1.7%
Amortization of acquired intangible assets	(0.3)%	(0.3)%	—

Adjusted SG&A as a % of net sales	25.4%	22.3%	3.1%

Interest expense, net
	For the quarters ended March 31,
			Increase/
	2014	2013	(Decrease)
Interest expense, net as reported	$54.0	$49.6	$4.4
Original issue discount amortization	(5.7)	(3.0)	(2.7)

Adjusted interest expense, net	$48.3	$46.6	$1.7